Exhibit 12
CONOCOPHILLIPS AND CONSOLIDATED SUBSIDIARIES
TOTAL ENTERPRISE
Computation of Ratio of Earnings to Fixed Charges

	Millions of Dollars
	Three Months Ended
	March 31
	2010	2009	**
Earnings Available for Fixed Charges
Income from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges	$3,977	1,981
Distributions less than equity in earnings of affiliates	(503)	(282)
Fixed charges, excluding capitalized interest*	409	411

	$3,883	2,110

Fixed Charges
Interest and debt expense, excluding capitalized interest	$302	310
Capitalized interest	119	118
Interest portion of rental expense	51	52

	$472	480

Ratio of Earnings to Fixed Charges	8.2	4.4

     *Includes amortization of capitalized interest totaling approximately $56 million in 2010 and $49 million in 2009.
**Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, for more information.